Exhibit 10.1

VERI-TEK INTERNATIONAL CORP.

2004 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

[Name]

[Address]

Dear                                 :

You have been granted a Restricted Stock Unit award with respect to shares of common stock (“Shares”) of Veri-Tek International Corp. (the “Company”) under the Veri-Tek International Corp. 2004 Equity Incentive Plan (the “Plan”) with the terms and conditions indicated below. Definitions of capitalized terms used and not defined in this Restricted Stock Unit Award can be found in the Plan.

Grant Date:	, 20

Number of Restricted Stock Units:	Units

Vesting:

Your Restricted Stock Units will vest as follows:

[insert vesting schedule]

If your employment or service with the Company and its Affiliates terminates as a result of death or Disability, your Restricted Stock Units will become fully vested on the date of such termination. Upon any other termination of your employment or service with the Company and its Affiliates, you will forfeit your Restricted Stock Units that have not yet vested.

If you are employed with the Company and its Affiliates immediately prior to a Change of Control, your Restricted Stock Units will become fully vested on the date of the Change of Control.

Notwithstanding the foregoing, if the vesting of your Restricted Stock Units, either singly or in combination with any other payment under any other agreement with or plan of the Company or its affiliates (in the aggregate, “Total Change of Control Payments”), would constitute an “excess parachute payment” that is subject to the tax (the “Excise Tax”) imposed by Code Section 4999, the Company shall pay to you an additional amount (the “Gross-Up Payment”) such that the sum of (i) the net amount retained by you after deduction of any Excise Tax and any interest charges or penalties in respect of the imposition of such Excise Tax (but not any federal, state or local income tax or employment tax or the additional tax under Code Section 409A) on the Total Change of Control Payments plus (ii) any federal, state and local income tax, employment tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Total Change of Control Payments; provided that the Company will not make a Gross-Up Payment unless the Total Change of Control Payments equal or exceed 130% of the maximum amount which you may receive without becoming subject to the tax imposed by Code Section 4999.

If no Gross-Up Payment is due under the foregoing paragraph, then the number of Restricted Stock Units that will vest due to the Change of Control will be reduced (including to zero to the extent necessary) such that the value of the aggregate Total Change of Control Payments that you are entitled to receive shall be One Dollar ($1) less than the maximum amount which you may receive without becoming subject to the tax imposed by Code Section 4999.

For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of your domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes.

The Company shall make all determinations and calculations necessary under this section, which shall be final and binding. The Gross-Up Payment, if any, shall be paid to you promptly following the date of the Change of Control (and after the determinations and calculations necessary under this section are completed), but in no event more than 2  1/2 months following the year in which the Change of Control occurs.

Issuance of Certificates:	The Company will issue in your name certificate(s) evidencing a number of shares equal to the number of Restricted Stock Units that have vested promptly (but not more than 75 days) after such Restricted Stock Units vest.

Transferability of Award and Shares:	You may not assign, alienate, sell, transfer, pledge, attach or otherwise encumber all or any portion of your interest under this Restricted Stock Unit Award. In addition, by accepting this Restricted Stock Unit Award, you agree not to sell any Shares acquired under this Restricted Stock Unit Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Tax Withholding:	To the extent that your receipt of Shares results in income to you for Federal, state or local income tax purposes, and the Company is obligated to withhold taxes in connection with such receipt, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy any withholding requirement upon the issuance of the Shares, in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you on the date the tax is to be determined having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the issuance of such Shares. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the vesting date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Definitions:

“Change of Control” means the occurrence of any one of the following events:

•        A change in the ownership of the Company, which shall occur on the date that any one Person (as defined below), or more than one Person Acting as a Group (as defined below), other than Excluded Person(s) (as defined below), acquires ownership of the stock of the Company that, together with the stock then held by such Person or group, constitutes more than fifty percent (50%) of the total fair market value of the stock of the Company. However, if any one Person or more than one Person Acting as a Group is considered to own more than fifty (50%) of the total fair market value of the stock of the Company, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change of Control.

•        A change in the effective control of the Company, which shall occur on the date that:

•        any one Person, or more than one Person Acting as a Group, other than Excluded Person(s), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; provided that if any one Person or more than one Person Acting as a Group is considered to own more than thirty-five percent (35%) of the total voting power of the stock of the Company, the acquisition of additional voting stock by the same Person or Persons is not considered to cause a Change of Control;

•        a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election; or

•        A change in the ownership of a substantial portion of the Company’s assets, which shall occur on the date that any one Person, or more than one Person Acting as a Group, other than Excluded Person(s), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total Gross Fair Market Value (as defined below) equal to more than [sixty percent (60%)] of the total Gross Fair Market Value of all the assets of the Company immediately prior to such acquisition or acquisitions, other than an Excluded Transaction (as defined below).

For purposes of this definition of Change of Control:

•        “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

•        Persons will be considered to be “Acting as a Group” if they act in concert, provided that Persons will not be considered to be Acting as a Group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, or solely because they purchase assets of the Company at the same time, or as a result of the same public offering, as the case may be. However, Persons will be considered to be Acting as a Group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company.

•        “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, as determined by the Committee. The Committee may request such evidence of disability as it reasonably determines.

•        “Excluded Person(s)” means (A) the Company or any Affiliate, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company or (E) certain shareholders of the Company designated as Excluded Persons by written resolution of the Committee.

•        “Excluded Transaction” means any a transaction in which assets are transferred to: (A) a shareholder of the Company (determined immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company (determined after the asset transfer); (C) a Person, or more than one Person Acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company (determined after the asset transfer); or (D) an entity at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (C) (determined after the asset transfer).

•        “Gross Fair Market Value” means the value of the assets of the Company, or the value of the assets being disposed of, as applicable, determined without regard to any liabilities associates with such assets.

Miscellaneous:

As a condition of the granting of this Restricted Stock Unit Award, you represent that you are acquiring the Shares (if any) issuable under this Award solely for your own account for investment and not with a view to the distribution thereof.

As a condition of the granting of this Restricted Stock Unit Award, you agree, for yourself and your legal representatives or guardians, that this Restricted Stock Unit Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Restricted Stock Unit Award and any determination made by the Committee pursuant to this Restricted Stock Unit Award shall be final, binding and conclusive.

This Restricted Stock Unit Award may be amended only by written consent signed by you and the Company, unless the amendment is not to your detriment or the Committee deems it necessary to comply with any applicable law or listing requirement of any principal securities exchange or market on which the Company’s common stock is then traded, or to preserve favorable accounting treatment of this award for the Company.

This Restricted Stock Unit Award may be executed in counterparts.

This Restricted Stock Unit Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding this Restricted Stock Unit Award and the Shares can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK UNIT AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN AND THE PROSPECTUS DESCRIBING THE PLAN.

Authorized Officer	Recipient